Exhibit 10.5

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made as of July 26, 2026 (the “Effective Date”), by and between Dr. Ibrahim B. Dagher (“Consultant”) and Brainstorm Cell Therapeutics Inc. (the “Company”). Consultant and the Company are each a “Party” and together the “Parties.”

1.             Consulting Terms.

(a)       Consulting Period. The Company engages Consultant, and Consultant agrees, to perform services upon the terms set forth in this Agreement, beginning on the Effective Date and ending on the first anniversary of the Effective Date (the “End Date”), unless terminated earlier pursuant to this Agreement (the “Consulting Period”).

(b)       Consulting Services. During the Consulting Period, Consultant will, at the Company’s request, provide consulting services to the President and Chief Executive Officer (the “CEO”) or his designee relating to (i) the grant program sponsored by the California Institute for Regenerative Medicine, and (ii) the transition of his duties as Chief Medical Officer (the “Consulting Services”). Consultant will make himself available at reasonable times during normal business hours and on reasonable notice and will dedicate such time as reasonably necessary to perform the Consulting Services.

(c)       Other Matters. During the Consulting Period, Consultant will make himself available to travel in connection with his services if reasonably requested by the Company with appropriate advance notice. Travel expenses will be reimbursed pursuant to Section 4 below.

2.             Non-Exclusive Relationship. Consultant will provide the Consulting Services on a non-exclusive basis. During the Consulting Period Consultant will devote sufficient business time, energy, and talent to the performance of the Consulting Services and may engage in any activity not inconsistent with this Agreement, so long as such activities do not materially interfere with Consultant’s responsibilities under Section 1 above.

3.             Compensation.

(a)       Consulting Fee. As consideration for the Consulting Services, the Company will treat Consultant’s services hereunder as “continued employment” for the purposes of any outstanding Company equity awards held by Consultant as of immediately prior to the Effective Date, such that Consultant shall continue to vest in those equity awards in accordance with their terms during the Consulting Period. If Consultant continues to provide Consulting Services until the End Date, then (i) all outstanding and unvested equity awards held by Consultant as of immediately prior to that date will vest in full, and (ii) the post-termination exercise period for each of Consultant’s outstanding and vested stock options (after application of clause (i) above) will be extended until the earlier of (x) the second anniversary of the End Date, or (y) the expiration of the stated maximum term of the stock option. Consultant will not be entitled to any other fees, including cash fees, for the Consulting Services.

(b)       Taxes. Consultant is responsible for paying all federal, state, and local income taxes with respect to amounts paid under this Agreement. The Company will not withhold any taxes or other payments on Consultant’s behalf (other than as required under the provisions of his equity awards described in Section 3(a) above). Consultant may be liable for self-employment (social security) tax. Consultant will comply with all applicable laws, regulations, and orders concerning taxes, unemployment insurance, social security, worker’s compensation, disability, and similar matters. Consultant agrees to hold the Company harmless for any tax liabilities incurred as a result of the benefits set forth in Section 3(a) above or any reimbursements under this Agreement and to reimburse the Company for any taxes or penalties levied against it with regard to this Agreement.

(c)        No Benefits. The Company will not provide Consultant, or any principal, employee, or contractor of Consultant, with any benefits, including severance, pension, retirement, health, welfare, or insurance benefits of any kind, including workers’ compensation insurance.

4.             Reimbursable Costs. The Company will reimburse Consultant for actual and reasonable expenses (including travel) incurred in performing the Consulting Services that are approved by the CEO.

5.             Independent Contractor Status. Consultant will at all times act solely as an independent contractor and not as an employee of the Company or its affiliates. Consultant will have authority to direct and control his performance of activities hereunder. This Agreement does not impose any obligation on the Company to offer ongoing work or employment to Consultant. Nothing in this Agreement will be construed to create a partnership or joint venture between the Company and Consultant or to authorize either Party to act as agent of the other.

6.             Other Obligations of Consultant. During the Consulting Period, Consultant will: (a) comply with all applicable laws and regulations required to render the Consulting Services; (b) observe the Company’s anti-harassment, workplace violence, drug-free workplace, and safety policies while on Company premises or performing the Consulting Services; and (c) upon termination of the Consulting Period, promptly return all Company property in Consultant’s possession or control (which obligation survives any termination of this Agreement or the Consulting Services).

7.             Termination. This Agreement will automatically terminate, without further action or notice, on the earlier of Consultant’s death or the End Date. Prior to the End Date, either Party may terminate this Agreement for any reason by providing 15 calendar days’ written notice to the other Party pursuant to Section 8(e) below. Upon any termination, Consultant will be eligible to receive any accrued but unpaid expense reimbursements and will have no further rights to consulting fees or other compensation (other than his rights under vested equity awards that accrued prior to the date of termination); provided that if the Company terminates this Agreement prior to the End Date other than due to Consultant’s material breach of the Agreement, then for purposes of applying Section 3(a) above, Consultant shall be deemed to have provided the Consulting Services through the End Date and shall immediately receive the vesting and post-termination exercise benefits set forth therein (rather than at the End Date), subject to Consultant’s compliance with Section 6(c) above.

8.             Miscellaneous.

(a)       Entire Agreement, Amendment and Waiver. This Agreement, along with the documents referenced herein, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and negotiations. This Agreement may be amended or waived only with the prior written consent of the Company and Consultant. No course of conduct or delay in enforcing this Agreement will affect its validity or enforceability.

(b)       Successors. This Agreement is personal to Consultant and may not be assigned by Consultant without the Company’s prior written consent, other than by will or the laws of descent and distribution. The Company may assign this Agreement to an affiliate or to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise). This Agreement will inure to the benefit of and bind the Company, its affiliates, and their respective successors and assigns.

(c)       Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

(d)       Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but all of which together will constitute one instrument. A signed copy delivered by electronic mail or other electronic transmission will be deemed to have the same legal effect as an original signed copy.

(e)       Notices. Any notice under this Agreement will be in writing and sent by electronic mail. Notices to Consultant will be sent to Dr. Ibrahim B. Dagher at     (or any personal e-mail address provided to the Company). Notices to the Company will be sent to Chaim Lebovits at    . Notice will be deemed given when electronic evidence of transmission is received.

(Signatures are on the following page)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

BRAINSTORM CELL THERAPEUTICS INC.

By: Chaim Lebovits
Its: President and Chief Executive Officer

CONSULTANT

Dr. Ibrahim B. Dagher

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